Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-55213, 33-63689, 33-64854, 333-49523, 333-93563, 333-67462, 333-88898, 333-97917, 333-106973, 333-129202, and 333-165201) of our report dated February 27, 2013, except for Notes 9 and 13, as to which the date is July 22, 2013, with respect to the consolidated financial statements and schedule of Wolverine World Wide, Inc. included in this Current Report (Form 8-K) dated July 22, 2013.

/s/ Ernst & Young LLP

Grand Rapids, Michigan

July 22, 2013